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                                                                    EXHIBIT 99.1

August 15, 2000


FOR IMMEDIATE RELEASE               CONTACT:
                                    George F. Stroebel
                                    Kinnard Investments
                                    (612) 370-2829
                                    (800) 444-7884


                   DISTRICT COURT UPHOLDS $16.5 MILLION AWARD
                             TO KINNARD INVESTMENTS


         MINNEAPOLIS (August 15, 2000) - The Hennepin County District Court today released a ruling that confirms the $16.5 million award of an arbitration panel from the National Association of Securities Dealers (NASD). The award was granted in favor of Kinnard Investments, Inc. in December, 1999 as a result of Kinnard's claim against Dain Rauscher, Inc. for employee raiding.

          Dain filed a motion to vacate the award in January of this year. In its ruling, the Court confirmed a $16.5 million award, noting that Dain's claims were "insubstantial and without merit." The Court did grant a motion to vacate a $50,000 award relating to an ancillary issue. The NASD sets and enforces a wide range of industry operating standards for its member broker-dealers, including standards for employee recruitment and for the proper handling of client accounts. Its members agree to resolve conflicts via an arbitration process that uses an independent panel of industry representatives.

         "We are very pleased that the award has now been affirmed by both an industry regulatory body and a district court in our legal system. The court's ruling further confirms the importance of complying with our industry's self-imposed rules for recruiting," said William F. Farley, Kinnard's chairman and chief executive officer.

         Kinnard Investments, Inc. (NASDAQ: KINN) is a Minneapolis-based financial services holding company which serves the needs of retail and institutional clients by focusing on emerging growth companies in the Upper Midwest for its investment banking, research and market making activities, and by specializing in the origination and trading of corporate and municipal fixed income products. Kinnard has been in business since 1944 and has approximately 275 employees across twelve offices in Minnesota, North Dakota and South Dakota. Additional information regarding Kinnard is available on the Web at www.jgkinnard.com.

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